SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 31, 2003

Commission File Number 0-16986

ACCLAIM ENTERTAINMENT, INC.

(Exact name of the registrant as specified in its charter)

Delaware	38-2698904

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Acclaim Plaza, Glen Cove, New York	11542

(Address of principal executive offices)	(Zip Code)

(516) 656-5000

(Registrant’s telephone number)

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ITEM 5.    OTHER EVENTS

Acclaim Entertainment, Inc. (the “Registrant”) today announced that, effective March 31, 2003, the Registrant entered into an amendment and modification agreement (the “Amendment”) of its Revolving Credit and Security Agreement, dated as of January 1, 1993, as amended, with its principal lender, GMAC Commercial Credit LLC (“GMAC”). The Amendment permits, among other things, the Registrant to incur over formula borrowings of up to $11,000,000 through May 31, 2003, up to $5,000,000 through September 30, 2003, and on September 30, 2003 the Registrants borrowings shall be brought back into formula. The Amendment further provides that the Registrant’s total availability under its domestic credit facility is $30,000,000.

In conjunction with GMAC’s entering into the Amendment, GMAC required that Mr. Gregory Fischbach, Chief Executive Officer and Co-Chairman of the Board of Directors and Mr. James Scoroposki, Senior Executive Vice President and Co-Chairman of the Board of Directors of the Registrant (together, the “Investors”) deposit, in equal amounts, an aggregate cash deposit of $2,000,000 (the “Deposit”) with GMAC in order to secure a limited guarantee of the Registrant’s obligations. In accordance with providing the Deposit, Mr. Fischbach and Mr. Scoroposki have both entered into cash deposit and limited guarantee agreements with GMAC. The Deposit will be returned to the Investors by GMAC within five (5) days following the repayment of the over formula amount by the Registrant. In connection with the Investors making of the Deposit, and based upon the advice of, and a fairness opinion from, an independent financial advisor engaged by the Registrant’s Audit Committee in connection with this transaction, the Registrant has agreed to issue to each of the Investors 2,000,000 shares of the Registrant’s common stock and a warrant to purchase 500,000 shares of the Registrant’s common stock at an exercise price of $.50 per share. In addition, the Registrant has also agreed that in the event the Deposit is applied by GMAC to the outstanding obligations of the Registrant and not so returned to the Investors, then the Registrant shall repay such amount to the Investors and if not repaid by the Registrant, then the Investors have the right to off-set such amount, to the extent permitted by applicable law, against any outstanding monetary obligations that the Investors may have to the Registrant.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCLAIM ENTERTAINMENT, INC.

Date: April 10, 2003	By:	/S/ GERARD F. AGOGLIA
Name: Gerard F. Agoglia
Title: Chief Financial Officer

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